Exhibit 99.1

Altimmune Announces Financial Results for the Year Ended December 31, 2017 and Provides Corporate Update

Conference call and webcast scheduled for tomorrow, March 29 at 8:30am ET

GAITHERSBURG, MD, Mar. 28, 2018 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the year ended December 31, 2017.

Corporate Highlights

•	Enrolled first two cohorts of government funded Phase 1 trial of NasoShield, an intranasal vaccine against anthrax infection

•	Positive data in two Phase 2 clinical programs:

•	Announced positive proof-of-concept Phase 2 flu vaccine trial results with our NasoVAX™ vaccine

•	Announced positive pre-clinical data from the Company’s SparVax-L trial comparing SparVax-L and BioThrax against anthrax infection

•	Extended its IP protection of NasoShield in the U.S. with a Notice of Allowance from the U.S. Patent Office

•	Elected Mitchel Sayare, Ph.D., as Chairman of its Board of Directors

•	Raised approximately $30 million in financing, including through a Series B preferred offering, cash acquired in connection with the reverse merger with PharmAthene and a pre-merger private placement with existing investors, providing cash into the first quarter of 2019

“We have had a very data-rich few weeks with results being reported from our NasoVAX, HepTcell, and SparVax-L programs and moving forward on enrollment in our Phase 1 trial of NasoShield,” said William J. Enright, Chief Executive Officer of Altimmune. “We are very excited by the positive results from our NasoVAX trial and look forward to continuing to advance that program. NasoVAX is a very different type of flu vaccine that has tremendous potential as an effective, easy-to-use vaccine that potentially provides better protection than current vaccines. We are also excited by the results on our SparVax-L trial and look forward to moving that program forward once we secure additional government funding. We continue to evaluate our HepTcell results will update investors on our next steps as we better understand those results.”

Mr. Enright continued, “operationally, we are pleased with our progress. In 2017 we closed the reverse merger with PharmAthene, allowing us to leverage our resources and create a focused immunotherapeutics company. We strengthened our scientific team with the promotion of Dr. Sybil Tasker to Chief Medical Officer in early 2017. Additionally, in January 2018, Mitchel Sayare, Ph.D. was elected as Chairman of our Board of Directors bringing in-depth biotechnology experience as the former CEO of Immunogen. We anticipate continuing to build on our momentum in 2018 as we move forward with our NasoVAX, SparVax-L and NasoShield programs.”

Financial Results for the Year Ended December 31, 2017

Revenue for the year ended December 31, 2017 was $10.7 million compared to $3.2 million for 2016. The increase was due to $5.7 million increase in revenue from our contract with BARDA and $1.8 million revenue from the NIAID contract we assumed from our merger with PharmAthene in May 2017.

Research and development expenses were $18.4 million for the year ended December 31, 2017 compared to $7.2 million for 2016. The increase in research and development expenses was primarily the result of increases relating to NasoShield, NasoVAX, HepTcell, and SparVax-L clinical and preclinical trial costs, partially offset by $0.5 million reduced spending on the Oncosyn program. Research and development expenses for the year ended December 31, 2016 did not include PharmAthene or costs incurred under the NIAID contract.

General and administrative expenses were $8.5 million for the year ended December 31, 2017, compared to $7.1 million for 2016. The increase was the combined result of increased professional fees related to the merger with PharmAthene and costs incurred by us as a public company, including insurance costs and stock compensation expense, offset by $2.4 million of costs related to our initial public offering incurred in 2016 that did not recur in 2017.

We determined that our goodwill was impaired and a non-cash goodwill impairment charge of $35.9 million was recorded during the year ended December 31, 2017 which was classified as a component of operating expenses. The non-cash charge resulted from our goodwill assessment based on our market capitalization plus an implied control premium relative to the carrying value of our net assets. The non-cash charge has no effect on our current cash balance or operating cash flows.

We recorded an income tax benefit of $5.6 million during the year ended December 31, 2017, which reflected estimated tax refunds we expect to receive from carrying back our 2017 net operating losses to offset the 2016 federal and state income taxes paid by PharmAthene.

Net loss attributable to common stockholders for the year ended December 31, 2017 was $51.4 million compared with $11.5 million for 2016. Excluding the non-cash goodwill impairment charges, net loss attributable to common stockholders for the year ended December 31, 2017 was $15.4 million compared to $11.5 million for 2016.

Net loss per share attributable to common stockholders for the year ended December 31, 2017 was ($4.01) compared with ($1.66) for 2016. Excluding the non-cash goodwill impairment charges, net loss per share attributable to common stockholders for the year ended December 31, 2017 was ($1.21), compared to ($1.66) for 2016.

At December 31, 2017, the Company had cash, cash equivalents, and restricted cash of approximately $12.3 million, of which $3.5 million was restricted under the terms of the Series B preferred offering.

Non-GAAP Measures

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes a discussion of adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders, in each case adjusted for the loss due to a goodwill impairment charge. The Company believes that these non-GAAP measures, when taken into consideration with the corresponding GAAP financial measures, provide investors with meaningful comparisons of current results to prior period results by excluding items that the Company does not believe reflect its fundamental business performance. See the attached schedule for a reconciliation of net loss to adjusted net loss and loss per share to adjusted loss per share for the twelve months ended December 31, 2017 and 2016.

Conference Call Details

Date: Time: Domestic: International: Conference ID: Webcast:	Thursday, March 29 8:30am Eastern Time 866-548-4713 323-794-2093 6280732 http://public.viavid.com/index.php?id=128569

Replays will be available through April 12:

Domestic: International: Replay PIN:	844-512-2921 412-317-6671 6280732

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation; and the lack of financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, included in Item 1A under the heading “Risk Factors” in the Company’s annual report on Form 10-K, which is available at www.sec.gov.

Contacts

Bill Enright

President and CEO

Phone: 240-654-1450

Email: enright@altimmune.com

Ashley Robinson

Managing Director

LifeSci Advisors

Phone: 617-766-5956

Email: arr@lifesciadvisors.com

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2017	2016
Revenue
Research grants and contracts	$10,696,819	$2,826,073
License revenue	41,503	410,102

Total revenue	10,738,322	3,236,175

Operating expenses
Research and development	18,406,329	7,221,460
General and administrative	8,457,557	7,106,378
Goodwill impairment charges	35,919,695	—

Total operating expenses	62,783,581	14,327,838

Loss from operations	(52,045,259)	(11,091,663)

Other expense:
Changes in fair value of warrant liability	97,763	—
Changes in fair value of embedded derivative	(7,379)	—
Interest expense	(162,139)	(38,499)
Interest income	47,579	1,047
Other income, net	5,670	42,303

Total other (expense) income, net	(18,506)	4,851

Net loss before income tax benefit	(52,063,765)	(11,086,812)
Income tax benefit	5,638,375	—

Net loss	(46,425,390)	(11,086,812)
Other comprehensive income (loss) – foreign currency translation adjustments	2,997,826	(6,805,452)

Comprehensive loss	$(43,427,564)	$(17,892,264)

Net loss	$(46,425,390)	$(11,086,812)
Preferred stock accretion and dividends	(4,930,010)	(368,548)

Net loss attributable to common stockholders	$(51,355,400)	$(11,455,360)

Weighted-average common shares outstanding, basic and diluted	12,805,095	6,911,534

Net loss per share attributable to common stockholders, basic and diluted	$(4.01)	$(1.66)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$8,769,465	$2,876,113
Restricted cash	3,534,174	—

Total cash, cash equivalents, and restricted cash	12,303,639	2,876,113
Accounts receivable	3,806,239	383,046
Tax refunds receivable	6,361,657	807,507
Prepaid expenses and other current assets	994,332	420,424
Total current assets	23,465,867	4,487,090
Property and equipment, net	603,146	177,859
Intangible assets, net	38,722,270	14,954,717
Other assets	238,917	22,248
Goodwill	—	18,758,421

Total assets	$63,030,200	$38,400,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$49,702	$458,629
Accounts payable	129,075	2,005,208
Accrued expenses	3,625,257	2,972,745
Current portion of deferred revenue	19,753	19,753
Current portion of deferred rent	15,914	14,388

Total current liabilities	3,839,701	5,470,723
Deferred income taxes	5,938,402	—
Other long-term liabilities	4,574,507	722,289

Total liabilities	14,352,610	6,193,012

Commitments and contingencies
Series B redeemable convertible preferred stock; $0.0001 par value; 16,000 shares designated; 12,177 and zero shares issued and outstanding at December 31, 2017 and 2016l respectively; aggregate liquidation and redemption value of $9,281,767 at December 31, 2017	9,281,767	—

Stockholders’ equity:
Series B convertible preferred stock; $0.01 par value; zero and 599,285 shares authorized, issued and outstanding at December 31, 2017 and 2016, respectively	—	5,993
Common stock, $0.0001 par value; 100,000,000 shares authorized; 18,127,119 and 6,991,749 shares issued; 18,103,691 and 6,917,204 shares outstanding at December 31, 2017 and 2016, respectively	1,810	692
Additional paid-in capital	121,655,838	71,034,899
Accumulated deficit	(77,684,839)	(31,259,449)
Accumulated other comprehensive loss – foreign currency translation adjustments	(4,576,986)	(7,574,812)

Total stockholders’ equity	39,395,823	32,207,323

Total liabilities and stockholders’ equity	$63,030,200	$38,400,335

ALTIMMUNE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Year Ended December 31,
	2017	2016
Net loss attributable to common stockholders	$(51,355,400)	$(11,455,360)
Goodwill impairment charges	35,919,695	—

Adjusted net loss attributable to common stockholders	$(15,435,705)	$(11,455,360)

Net loss per share attributable to common stockholders, basic and diluted	$(4.01)	$(1.66)
Goodwill impairment charges, net of $0 taxes, basic and diluted	2.80	—

Net loss attributable to common stockholders, basic and diluted	$(1.21)	$(1.66)